AGREEMENT


                     Made as of this 30th day of April, 1999

Between                WULF INTERNATIONAL LTD. "Wulf"
                       ------------------------------
                       a Colorado corporation with a place of business at 5200 Keller Springs Road, Suite 1131
                       Dallas, Texas 75248

And                    SFM MORTGAGE  COMPANY,  "SFM"
                       -----------------------------
                       a Texas corporation with a place of business at 1909 Central Drive, Suite 200
                       Bedford, Texas 76021

The above parties, at times, are referred to herein singly as "Party," and collectively as "Parties."


                                WITNESSETH THAT:

WHEREAS, the Parties wish to enter into a business combination for the purpose of participating in business ventures in the United States and internationally, particularly in low income housing construction and financing,

WHEREAS, the Parties have set forth in this Agreement the terms and conditions governing their relationship.


1.  SUPERCEDING EFFECT

    1.1. This Agreement supersedes all exiting oral or written agreements between the parties and constitutes the entire agreement between the parties.

2.  CREATION AND OBJECTIVE OF BUSINESS VENTURE

    2.1. In consideration of the efforts to be expended by each Party for the mutual benefit of the Parties, the Parties hereto agree to merge.

    2.2. The objective of this merger is to create a company that will build low income housing and related infra-structure in accordance with the Republic of the Philippines National Shelter Program, and in Joint Venture with Amin & Sons Corporation, Taticbilt International Corporation, and the Southern Philippines Development Authority, herein referred to as the "Mindanao Housing Project," and

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    2.3.  To  engage  in the  real estate mortgage business in the United States and the Philippines, and
    2.4. To carry on other mutually beneficial business ventures in the United States and internationally.

3.  TERMS AND CONDITIONS OF MERGER

    3.1. SFM shall sell all of its issued and outstanding stock, and Wulf shall purchase all of SFM's issued and outstanding stock as follows:

          3.1.1. Wulf shall issue to the shareholders of SFM, Seven Million Five Hundred Thousand (7,500,000) shares of its unissued authorized Common stock to the holders of SFM's issued and outstanding stock in exchange for all of SFM's said stock.

          3.1.2. The shareholders of SFM shall purchase or cause to be purchased Fifty Thousand shares of Wulf" Preferred stock for the sum of Fifty Thousand Dollars ($50,000).

          3.1.3.  SFM  shall  become  a  wholly   owned   subsidiary   of   Wulf
               International Ltd. SFM shall retain its status as a Texas corporation, and Wulf shall be licensed to do business in the State of Texas by and through SFM's Texas registration.

          3.1.4. Wulf and SFM shall file consolidated tax returns, but SFM shall continue to operate as a separate entity under its present management.

          3.1.5. Wulf shall appoint two additional members to its Board of Directors each of whom will be nominated by the shareholders of SFM. The Chairman of Wulf shall be appointed to the Board of SFM.

4.  OFFICES

    4.1. The principal office of the Wulf and SFM shall be at 1909 Central Drive, Bedford, Texas 76021, however,

    4.2. Each company may set up and maintain offices at other locations as well.

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5.  BUSINESS

    5.1. Wulf shall continue to pursue its activities in the Republic of the Philippines including but not restricted to the Mindanao Housing
          Project and will use its best efforts to obtain financing in the amount of $250 million for the said project.

    5.2. SFM shall continue its present mortgage business with its main objective being to increase its capital to a minimum of $100 million through a secondary public offering or offerings of Wulf Preferred stock. Upon completion of said offering,

          5.2.1. SFM shall endeavor to package its loans into "blocks" for sale to large investors to maximize profits, and

          5.2.2. Shall expand into the loan servicing business through the purchase of loans from smaller mortgage companies and as a representative of large lenders and investors, and

          5.2.3. Shall expand its operations to the Republic of the Philippines to include a mortgage take out business for the houses to be built under the Mindanao Housing Project and other housing programs.

6.  REACTIVATION OF WULF

    6.1. Wulf shall promptly file with the Securities and Exchange Commission all necessary documents including but not restricted to Forms 10K, 10Q, D, and other forms required for reactivation to a fully reporting company.

7.  LISTING ON NASDAQ.

    7.1. Subsequent to the successful completion of the said stock offering, Wulf shall endeavor to obtain a listing on NASDAQ under the symbol "WULF."

8.  STOCK OPTIONS

    8.1. Wulf shall offer to the shareholders of SFM and option to purchase Two Hundred Thousand (200,000) shares of Wulf authorized unissued Preferred stock at a price of One Dollar ($1.00) per share. Said option must be exercised prior to the proposed secondary public offering of Wulf preferred stock.

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    8.2.  Wulf shall prepare and put in effect an employee  stock option plan to be granted to both Wulf and SFM employees.

9.  ACCOUNTING AND RECORDS

    9.1.  SFM shall keep and maintain  accounting records for its operations

    9.2.  SFM tax returns may be combined with Wulf Tax returns.



IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of this 30th day of April, 1999.

WULF INTERNATIONAL LTD.



     (original signed by George Wulf)

By:  /s/  George Wulf
    ---------------------------------
          George Wulf, Chairman


SFM MORTGAGE COMPANY



      (original signed by Randie Wolzen)

By:  /s/  Randie Wolzen
    ---------------------------------
          Randie Wolzen, President







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